EXHIBIT 99.1


                                                                [LOGO] VASCULAR
                                                                       SOLUTIONS

PRESS RELEASE
---------------------------------------------------------

For Release: Tuesday, November 26, 2002: 3:05PM CST

Contacts:    Howard Root, CEO
             Vascular Solutions, Inc.
             (763) 656-4300
             (763) 656-4250 (fax)


         VASCULAR SOLUTIONS ANNOUNCES SETTLEMENT OF DATASCOPE LITIGATION

          ALL LITIGATION WITH DATASCOPE CONCLUDED WITH LUMP SUM PAYMENT TOTAL CHARGE TO COMPANY $3.75 MILLION TO BE RECORDED IN Q4 2002

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has entered into an agreement that settles all existing intellectual property litigation with Datascope Corp.

Under the terms of the Settlement Agreement, Datascope has granted to Vascular Solutions a non-exclusive license to its Janzen patents as they apply to all current versions of the Duett(TM) sealing device, and to certain permitted future product improvements. Datascope also has released Vascular Solutions from any claim of patent infringement based on past or future sales of the Duett sealing device. In exchange, Vascular Solutions has agreed to pay Datascope a single lump sum of $3,750,000 in the fourth quarter.

Howard Root, CEO of Vascular Solutions, Inc. stated: "This settlement concludes all of the intellectual property litigation concerning our Duett sealing device. It allows us to continue with the U.S. expansion of the Duett sealing device without the distraction and legal expenses of a patent fight. Given the expense of defending against intellectual property litigation and the length and uncertainty of the legal process, we believe that this settlement is in our company's best interests. We also believe that after this settlement we still have adequate working capital for all of our foreseeable requirements."

As a result of the settlement, Vascular Solutions has recorded a litigation settlement expense in the amount of $3.75 million in the fourth quarter of 2002.


ABOUT VASCULAR SOLUTIONS

Vascular Solutions, Inc. is an interventional medical device company with a focus on sealing technologies. The company's primary product is the Duett sealing device which combines an easy-to-use balloon catheter delivery mechanism with a biological procoagulant mixture to enable cardiologists and radiologists to rapidly seal the puncture site following catheterization procedures such as angiography, angioplasty and stenting. In February 2002 the Company commenced worldwide sales of its second product, the D-Stat flowable hemostat, which is used in a wide variety of interventional procedures for the local management of active bleeding. In April 2002 the Company acquired the Acolysis intravascular therapeutic ultrasound product for the treatment of peripheral and coronary occlusive arterial disease.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2001 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, defense of patent infringement lawsuits, adoption of our new sealing methodology, reliance on a sole product, lack of profitability, exposure to possible product liability claims, the development of new products by others, dependence on third party distributors in international markets, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, actions by the FDA related to our products, and the loss of key vendors.


For further information, connect to www.vascularsolutions.com.
                                    -------------------------


                                      # # #